Filed Pursuant to Rule 424(b)(3)
Registration No. 333-159961

Prospectus Supplement No. 2 dated April 27, 2010

(to Prospectus dated February 26, 2010)

10,050,000 SHARES

CURRENCYSHARESSM MEXICAN PESO TRUST

This Prospectus Supplement No. 2 amends and supplements our prospectus dated February 26, 2010 (the “Prospectus”). This Prospectus Supplement No. 2 should be read in conjunction with, and must be delivered with, the Prospectus and Prospectus Supplement No. 1 dated March 12, 2010 (“Prospectus Supplement No. 1”).

The eighth paragraph on the cover page of the Prospectus is hereby deleted and replaced in its entirety with the following:

Neither the Shares nor the Trust’s two deposit accounts maintained at the Depository and the Mexican Pesos deposited in them are deposits insured against loss by the Federal Deposit Insurance Corporation (FDIC), any other federal agency of the United States or the Financial Services Compensation Scheme of England.

The fifth, sixth and seventh sentences under “The Offering – Interest on deposits” on page 3 of the Prospectus are hereby deleted and replaced in their entirety with the following: “The Depository may change the rate at which interest accrues based upon changes in market conditions or the Depository’s liquidity needs.”

Under “The Offering – Interest on deposits,” the first full paragraph on page 4 of the Prospectus is hereby deleted and replaced in its entirety with the following:

Neither the Shares nor the Deposit Accounts and the Mexican Pesos deposited in them are deposits insured against loss by the FDIC, any other federal agency of the United States or the Financial Services Compensation Scheme of England.

The second and third sentences of the Risk Factor beginning “The interest earned by the Trust…” on page 8 of the Prospectus are hereby deleted and replaced in their entirety with the following: “The Depository may change the rate at which interest accrues based upon changes in market conditions or the Depository’s liquidity needs.”

The Risk Factor beginning “Shareholders do not have the protections…” on page 9 of the Prospectus is hereby deleted and replaced in its entirety with the following:

Shareholders do not have the protections associated with ownership of a demand deposit account insured in the United States by the Federal Deposit Insurance Corporation nor the protection provided for bank deposits under English law.

Neither the Shares nor the Deposit Accounts and the Mexican Pesos deposited in them are deposits insured against loss by the FDIC, any other federal agency of the United States or the Financial Services Compensation Scheme of England.

Under “Glossary of Terms” on page 12 of the Prospectus, the definition of “BBA rate” is hereby deleted in its entirety.

Under “Investment Attributes of the Trust – Interest on Deposited Mexican Pesos,” the third and fourth sentences of the first paragraph on page 17 of the Prospectus are hereby deleted and replaced in their entirety with the following: “The Depository may change the rate at which interest accrues based upon changes in market conditions or the Depository’s liquidity needs.”

Under “Creation and Redemption of Shares,” the third sentence in the second full paragraph on page 25 of the Prospectus is hereby deleted and replaced in its entirety with the following: “As of April 27, 2010, Citadel Securities LLC, EWT LLC, Fortis Clearing Americas LLC, Goldman, Sachs & Co., Goldman Sachs Execution & Clearing, L.P., JPMorgan Securities, Inc., Knight Clearing Services, LLC, Merrill Lynch Professional Clearing Corp., Newedge USA, LLC and Timber Hill LLC have each signed a Participant Agreement with the Trustee and the Sponsor and may create and redeem Baskets.”

All other portions of the Prospectus, as amended by Prospectus Supplement No. 1, shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is April 27, 2010